EXHIBIT 10.1

October 11, 2007

Mr. David Kaput
20 Carrigan Avenue
White Plains, NY 10615-4645

Dear David:

On behalf of ACCO Brands Corporation, I am very pleased to confirm our offer to you for the position of Senior Vice President, Chief Human Resources Officer reporting directly to David Campbell, our Chief Executive Officer. Your start date will be Monday, October 15th, 2007.

Your bi-weekly base salary will be $11,538.46, which is $300,000 annualized. You will participate in our annual Management Incentive Plan (MIP) with a target award of 50% of your base salary. Actual awards will range from 0% to 200% of target depending upon company performance standards established by our Board's Compensation Committee. For 2007, your participation in the MIP will be pro-rated to your start date and will be guaranteed to pay out at target. For 2008, your participation will be guaranteed to pay out minimally at target performance.

You will also be enrolled in the Executive Auto Allowance Program. Your benefit under this plan will be $538.15, which is currently $13,992 annualized.

You will also be eligible to participate in ACCO Brands Long Term Incentive Plan (LTIP) beginning with awards that may be made in early 2008. The plan is a 4-year rolling plan, with annual grants. Rewards may consist of equity-based awards and/or cash awards. The value of your initial grant will be commensurate with those awarded to your peers and as determined by the Board's Compensation Committee. (For the 2007 plan year, the combination of performance stock units, restricted stock units, and stock options for this level of position had an estimated value of $240,000 at target.) Plan details will be provided at the time of your first grant.

As an ACCO Brands employee you will also be eligible to participate in our health, welfare, and retirement benefit programs, including term life insurance at two times base salary. Materials outlining these programs are also enclosed.

We understand that you will be relocating from New York to Chicago. To assist you in your move, you are eligible for the executive benefits described in the Relocation Program materials included with this letter. You will have until August of 2008 to initiate your benefits under this plan. During the interim period, ACCO Brands will cover reasonable travel and temporary housing expenses. Please note these benefits are provided only upon the condition that you will pay ACCO Brands on demand its out-of-pocket expenses incurred in connection with your relocation in the event you voluntarily terminate your employment within one (1) year of your start date. Should you voluntarily terminate your employment within the second year of your employment, one-half (1/2) of those out-of-pocket expenses would need to be repaid to ACCO Brands.

This offer is contingent upon a satisfactory background check and drug screen results as well as confirmation of your eligibility to work in the United States. You must submit to a drug test within 3 days of receipt of this letter. Please refer to the enclosed Drug Testing Procedure for specifics - no advance appointment is necessary.

This letter is not intended to constitute a contract of employment. Employment with ACCO Brands Corporation is "at will" and subject to termination by you or the company at any time, with or without cause or prior notice. Nothing in this letter or in any of the accompanying materials alters this at-will relationship.

David, we believe this is an exceptional offer package and are confident that ACCO Brands can offer you the chance to build a rewarding career. We are delighted to have the opportunity to extend this offer and look forward to you joining us.

Prior to your first day of employment, please complete the enclosed forms in the New Hire Packet and bring them with you on your start date. You must also provide documentation of your legal right to work in the United States. If you have specific questions regarding this, please contact me directly at (847) 484-3800.

Please acknowledge your acceptance of this offer and understanding of its contents and indicate by returning one signed copy of this letter in the enclosed envelope within 3 business days; you may keep the second copy for your personal records. If you have questions on this, please feel free to contact me. Thank you.

Sincerely,

/s/ Sam H. Wheeler

Sam H. Wheeler
Vice President, Human Resources
ACCO Brands Corporation

Accepted By:	/s/ David Kaput

Enclosures
cc:	Steve Rubin
Irma Long
Margaret Lichtenstein